As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-190419

Registration No. 333-194842

Registration No. 333-202031

Registration No. 333-210088

Registration No. 333-216623

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190419

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194842

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202031

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210088

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216623

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Redwood Merger Sub II, Inc.

(successor in interest to YuMe, Inc.)

(Exact name of registrant as specified in charter)

Delaware	7311	27-0111478
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1204 Middlefield Road

Redwood City, CA 94063

(650) 591-9400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2004 Stock Option Plan

2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

(Full Title of the Plans)

Ted Hastings

President

Redwood Merger Sub II, Inc. (successor in interest to YuMe, Inc.)

1204 Middlefield Road

Redwood City, CA 94063

(650) 591-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Ted Hastings RhythmOne plc 601 Montgomery Street San Francisco, California 94111 (415) 655-1450	Mile T. Kurta John Emanoilidis Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036 (212) 880-6000	Paul Porrini Amy Rothstein YuMe, Inc. 1204 Middlefield Road Redwood City, California 94063 (650) 591-9400	James J. Masetti Christina F. Pearson Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, California 94304 (650) 233- 4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

(Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements Form S-8 (the “Registration Statements”) filed by YuMe, Inc. (“YuMe”) with the Securities and Exchange Commission:

1.	Registration No. 333-190419 filed on August 7, 2013, relating to the 2004 Stock Option Plan, the 2013 Equity Incentive Plan, and the 2013 Employee Stock Purchase Plan.

2.	Registration No. 333-194842 filed on March 27, 2014, relating to the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan.

3.	Registration No. 333-202031 filed on February 11, 2015, relating to the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan.

4.	Registration No. 333-210088 filed on March 10, 2016, relating to the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan.

5.	Registration No. 333-216623 filed on March 10, 2017, relating to the 2013 Employee Stock Purchase Plan.

On February 2, 2018, YuMe completed its previously announced merger with a subsidiary of RhythmOne plc (“RhythmOne”). Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated September 4, 2017 (the “Merger Agreement”), by and among RhythmOne, Redwood Merger Sub I, Inc. (“Purchaser”), Redwood Merger Sub II, Inc. (“Merger Sub Two”), and YuMe, Purchaser, a wholly-owned subsidiary of RhythmOne, merged with and into YuMe, with YuMe surviving the merger as a wholly-owned subsidiary of RhythmOne (the “First Merger”). Immediately following the First Merger, the surviving corporation merged with and into Merger Sub Two, with Merger Sub Two surviving the Second Merger as a wholly-owned subsidiary of RhythmOne (the “Second Merger” and together with the first Merger, the “Mergers,” and the Mergers together with the Offer (as defined below), the “Transactions”). Prior to the Mergers, RhythmOne and Purchaser completed an exchange offer (the “Offer”) to acquire all of the outstanding common stock of YuMe (the “YuMe Shares”). The purpose of the First Merger was for RhythmOne to acquire all YuMe Shares not acquired in the Offer.

At the effective time of the First Merger (the “Effective Time”), each YuMe Share issued and outstanding immediately prior to the Effective Time, other than (i) YuMe Shares held in treasury by YuMe and YuMe Shares held by Purchaser, RhythmOne or any subsidiary of RhythmOne or of YuMe, and (ii) YuMe Shares held by any holder who properly demanded appraisal of such shares, was converted into and exchanged for the right to receive (i) $1.70 in cash without interest, and (ii) 0.7325 ordinary shares of RhythmOne.

As a result of the Transactions, YuMe has terminated the offering of common stock pursuant to the Registration Statements. In accordance with undertakings made by YuMe in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offerings, YuMe hereby removes from registration all of the common shares covered by the Registration Statements, which were not issued by YuMe pursuant to the Registration Statements and related prospectuses.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on February 2, 2018.

REDWOOD MERGER SUB II, INC. (as successor in interest to YuMe, Inc.)

By:	/s/ Ted Hastings
Name:	Ted Hastings
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.